UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
August 31, 2011
CORNERSTONE CORE PROPERTIES
REIT, INC.
(Exact name of registrant as specified in its charter)

Maryland (State or Other Jurisdiction of Incorporation)	000-52566 (Commission File Number)	73-1721791 (I.R.S. Employer Identification Number)
1920 Main Street, Suite 400
Irvine, California 92614
(Address of principal executive offices)
(949) 852-1007
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)
Cornerstone Core Properties REIT, Inc. • 1920 Main Street, Suite 400 • Irvine, California 92614
Toll-free (877) 805-3333 • Local (949) 852-1007 • www.CREfunds.com
Securities Offered Through Pacific Cornerstone Capital, Inc. Member FINRA and SIPC

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
ITEM 8.01 OTHER EVENTS.
SIGNATURE

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
Amendment of Amended and Restated Advisory Agreement
     As a condition to determining that our total operating expenses for the five-fiscal-quarter period ended June 30, 2011 are justified on the basis of unusual and non-recurring factors, our board of directors has required Cornerstone Realty Advisors, LLC (our “Advisor”), to reduce by 25% the asset management fees that we are required to pay to the Advisor under our amended and restated advisory agreement. On August 31, 2011, we executed an amendment to our amended and restated advisory agreement to provide that, commencing on October 1, 2011, the asset management fee payable by us to our Advisor shall be reduced from the current monthly rate of one-twelfth of 1.0% of our Average Invested Assets (as such term is defined in the agreement) to a monthly rate of one-twelfth of 0.75% of our Average Invested Assets. The other terms of the amended and restated advisory agreement are unaffected by the amendment and remain in effect.

ITEM 8.01	OTHER EVENTS.
     Pursuant to provisions contained in our charter and in our amended and restated advisory agreement advisory agreement with our Advisor, our board of directors has the ongoing responsibility of limiting our total operating expenses for the trailing four consecutive quarters to amounts that do not exceed the greater of 2% of our average invested assets or 25% of our net income, calculated in the manner set forth in our charter, unless a majority of the directors (including a majority of the independent directors) has made a finding that, based on unusual and non-recurring factors that they deem sufficient, a higher level of expenses is justified. In the event that a majority of the directors (including a majority of the independent directors) does not determine that such excess expenses are justified, our Advisor must reimburse to us the amount of the excess expenses paid or incurred (the “Excess Amount”).
     As previously disclosed, during the four quarters ended March 31, 2011, our total operating expenses exceeded the greater of 2% of our average invested assets and 25% of our net income. We incurred operating expenses of approximately $3.8 million and incurred an Excess Amount of approximately $0.9 million during the four quarters ended March 31, 2011. Our board of directors (including a majority of our independent directors) determined that the Excess Amount was justified as unusual because of our small size (for a public reporting company) and non-recurring because the independent directors had engaged the services of a third-party financial expert to advise on strategic alternatives. However, notwithstanding such justification, and as a condition to such justification, our Advisor agreed that the Excess Amount for the four fiscal quarters ending March 31, 2011, would be carried over and included in our total operating expenses at the end of the next fiscal quarter, such that our Advisor would be obligated to reimburse us for the five-fiscal-quarter period ending June 30, 2011 for any Excess Amount (calculated over such five fiscal quarters) unless the independent directors shall find such amount justified and either waive the excess or carry it over and include it in total operating expenses in subsequent periods.
     For the five-fiscal-quarter period ended June 30, 2011, our total operating expenses again exceeded the greater of 2% of our average invested assets and 25% of our net income. We incurred operating expenses of approximately $5.0 million and incurred an Excess Amount of approximately $1.3 million during the five quarters ended June 30, 2011. Based upon the factors cited above, the amendment of the advisory agreement to reduce asset management fees payable to the Advisor (as further described under Item 1.01 above), and the Advisor’s current progress toward developing strategic alternatives for consideration by the independent directors, the board of directors (including a majority of our independent directors) has determined that the Excess Amount is justified as unusual and non-recurring. As a condition to this determination, the Excess Amount shall be carried over and included in total operating expenses in subsequent periods, with any waiver dependent on our Advisor’s satisfactory progress with respect to executing the strategic alternative to be chosen by the independent directors.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORNERSTONE CORE PROPERTIES REIT, INC.
Dated: September 7, 2011	By:	/s/ Sharon C. Kaiser
Sharon C. Kaiser,
Chief Financial Officer